EXHIBIT 24.1

                 POWER OF ATTORNEY OF DIRECTORS

KNOW BY ALL PERSONS BY THESE PRESENTS:

          Each of the undersigned hereby constitutes and appoints Donald G. Fisher, and Anne B. Gust, and each of them with power to act alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement or Registration Statements on Form S-8 Relating to 2,000,000 shares of common stock issuable under The Gap, Inc. Employee Stock Purchase Plan, and any and all amendments of such Registration Statements, including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he or she might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his or her substitutes may lawfully do or cause to be done by virtue hereof.


   /s/ John G. Bowes               Date:  October 5, 1994
     John G. Bowes


   /s/ Millard S. Drexler          Date:  October 7, 1994
    Millard S. Drexler


   /s/ Donald G. Fisher            Date:  October 13, 1994
    Donald G. Fisher


   /s/ Doris F. Fisher             Date:  October 13, 1994
     Doris F. Fisher


   /s/ Robert J. Fisher            Date:  October 10, 1994
    Robert J. Fisher


   /s/ William A. Hasler           Date:  October 7, 1994
    William A. Hasler


   /s/ John M. Lillie              Date:  October 6, 1994
    John M. Lillie


   /s/ Charles R. Schwab           Date:  October 7, 1994
    Charles R. Schwab


   /s/ Brooks Walker, Jr.          Date:  October 6, 1994
    Brooks Walker, Jr.